UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2026

Kyverna Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41947	83-1365441
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5980 Horton St., Suite 200
Emeryville, California		94608
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 925-2492

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	KYTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gregory Martini as Chief Financial Officer

On May 14, 2026, the Board of Directors (the “Board”) of Kyverna Therapeutics, Inc. (the “Company”) appointed Gregory Martini as the Company’s Chief Financial Officer, effective May 18, 2026 (the “Effective Date”). In this role, Mr. Martini will serve as the Company’s principal financial officer and principal accounting officer.

Mr. Martini, age 38, most recently served as chief financial officer of Ironwood Pharmaceuticals Inc (“Ironwood”) from January 2025 to May 2026. He previously served as vice president, strategic finance and investor relations of Ironwood from March 2022 to January 2025 and senior director, financial planning and analysis of Ironwood from August 2020 to March 2022. Prior thereto, Mr. Martini served in various financial planning and analysis roles of increasing responsibility enterprise-wide at Ironwood, supporting the commercial, research and development, and general and administrative functions. Before joining Ironwood in 2017, Mr. Martini served in various financial and corporate development roles at Thermo Fisher Scientific, Ernst & Young LLP and Raytheon Technologies. Mr. Martini holds a B.S. in finance from Bentley University.

There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S‑K) involving the Company and Mr. Martini or any director or executive officer of the Company, and he was not selected to serve as the Company’s Chief Financial Officer pursuant to any arrangement or understanding with any person.

In connection with his appointment, on May 8, 2026, Mr. Martini and the Company entered into an offer letter (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Martini’s initial annualized salary will be $525,000 (the “Base Salary”). Additionally, Mr. Martini will be eligible to receive an annual performance bonus of 40% of his base salary (which will be pro-rated for 2026) and he will receive a sign-on bonus of $300,000, subject to applicable withholding, with $150,000 to be paid no later than the second regularly scheduled Company payroll date that occurs on or after the Effective Date and the remaining $150,000 to be paid on the first anniversary of the Effective Date, subject to Mr. Martini’s continued employment with the Company through and including that date; provided, however, solely for purposes of paying the remaining $150,000, in the event of the termination of Mr. Martini’s employment by the Company without Cause (as such term is defined in the Offer Letter) prior to the first anniversary of the Effective Date, Mr. Martini shall be deemed to remain an employee of the Company (meaning the remaining $150,000 will still be paid on the first anniversary of the Effective Date), and provided further that the full $300,000 sign-on bonus shall be repayable by Mr. Martini in the event of the termination of his employment as a result of his voluntary resignation prior to the first anniversary of the Effective Date. His salary and performance bonus percentage may be increased in the future at the discretion of the Compensation Committee of the Board. Mr. Martini’s employment will be on an “at-will” basis.

In connection with his appointment, and as provided in the Offer Letter, on the Effective Date, the Company will grant Mr. Martini an option pursuant to the Kyverna Therapeutics, Inc. Amended and Restated 2024 Inducement Equity Incentive Plan to purchase 325,000 shares of the Company’s common stock (the “Option”), which option will vest over four years, with 25% of the total number of shares subject to the Option vesting on the one-year anniversary of the Effective Date and 1/48th of the total number of shares subject to the Option vesting monthly thereafter, subject to Mr. Martini’s continued service to the Company on each applicable vesting date. The Option was an inducement material to Mr. Martini’s agreement to enter into employment with the Company, and Mr. Martini has not previously been an employee or director of the Company.

Pursuant to the Offer Letter, if the Company terminates Mr. Martini’s employment without Cause (as defined in the Offer Letter) or Mr. Martini resigns for Good Reason, Mr. Martini will be entitled to (a) twelve months of Mr. Martini’s then-current annual base salary, less all applicable withholdings and deductions, paid in equal installments on the Company’s regular payroll cycle commencing on the 60th day following Mr. Martini’s separation from service, (b) reimbursement of COBRA premiums for Mr. Martini and his eligible dependents for up to twelve months, provided, that such reimbursement will cease on the date that Mr. Martini becomes covered under a similar plan, and (c) if the separation from service occurs within twelve months following a “Change in Control” (as defined in the Offer Letter), Mr. Martini shall be entitled to receive the following severance benefits: (i) for a period of 15 months, an amount per month equal to 1/15th of the sum of (A) his then-current Base Salary plus (B) his pro-rated bonus at target, less all applicable withholdings and deductions, paid over such 15-month period, with such amount to be paid in equal installments on the Company’s regular payroll schedule and subject to applicable tax withholdings over the period following his termination date, provided, however, that no payments will be made prior to the 60th day following his Separation from Service (as defined in the Offer Letter), and on the 60th day following his Separation from Service, the Company will pay him in a lump sum the severance benefits that he would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A of the Internal Revenue Code and the effectiveness of the Release (as defined in the Offer Letter), with the balance to be paid as originally scheduled; (ii) if he timely elects continued coverage under COBRA, then the Company shall pay the entire COBRA premiums necessary to continue his health insurance coverage in effect for himself and his eligible dependents on the termination date until the earliest of (A) the close of the 15-month period following the termination of his employment, (B) the expiration of his eligibility for the continuation coverage under COBRA, and (C) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment, and if he becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the period provided in this clause, he must immediately notify the Company of such event, and all payments and obligations under this clause shall cease; and (iii) in addition, any service-based vesting requirements with respect to his then-outstanding Company stock options, restricted stock awards and restricted stock unit awards, if any, shall be deemed fully satisfied and any performance-based vesting requirements with respect to such options and awards, if any and as applicable, shall be deemed satisfied at target.

In connection with his employment, Mr. Martini also entered into the Company’s standard Employee Confidential Information and Inventions Assignment Agreement, which includes confidentiality provisions, an invention assignment and non-compete covenants during his employment and non-solicit covenants during his employment and for one year thereafter.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

In connection with Mr. Martini’s appointment, the Company also entered into the Company’s standard indemnification and advancement agreement with Mr. Martini, a copy of which is filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Letter Agreement with Marc Grasso, M.D.

Effective upon the appointment of Mr. Martini as the Company’s Chief Financial Officer, Marc Grasso, M.D. ceased serving as the Company’s Chief Financial Officer, principal financial officer and principal accounting officer. Dr. Grasso will continue to provide services to the Company to ensure a seamless transition. Dr. Grasso’s transition is not due to any disagreement with the Company relating to any of the Company’s operations, policies or practices or on any matter relating to the Company’s financial reporting.

On May 14, 2026, the Company and Dr. Grasso entered into a letter agreement (the “Letter Agreement”), pursuant to which the Company will continue Dr. Grasso’s employment as a strategic advisor to the Company, providing certain advisory services relating to the transition and transfer of Dr. Grasso’s prior services to the Company (the “Services”), commencing on May 18, 2026 through August 1, 2026, as may be extended by mutual written agreement of Dr. Grasso and the Company (the “Advisor Period”). As compensation for the Services, during the Advisor Period, the Company will continue to provide Dr. Grasso with his current salary, Dr. Grasso will continue to vest in his outstanding equity compensation and he will remain eligible for benefits on the same basis as any other full-time employee of the Company.

Further, pursuant to the Letter Agreement and that certain offer letter, dated as of June 5, 2025, between the Company and Dr. Grasso, as consideration for Dr. Grasso releasing any claims against the Company, (A) the Company will continue to provide Dr. Grasso with his current base salary for twelve (12) months, (B) the Company will reimburse Dr. Grasso for health insurance coverage under COBRA in effect for Dr. Grasso and his eligible dependents for a period of up to twelve (12) months and (C) if a Change in Control (as defined in the Kyverna Therapeutics, Inc. 2024 Equity Incentive Plan) occurs within three (3) months following the end of the Advisor Period, any service-based vesting requirements with respect to Dr. Grasso’s then-outstanding Company stock options, restricted stock awards and restricted stock unit awards, if any, shall be deemed fully satisfied and any performance-based vesting requirements with respect to such options and awards, if any and as applicable, shall be deemed satisfied at target.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, the full text of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On May 18, 2026, the Company issued a press release announcing the appointment of Mr. Martini as the Company’s Chief Financial Officer. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Number	Description

10.1	Employment Offer Letter, dated May 8, 2026, between Kyverna Therapeutics, Inc. and Gregory Martini.
10.2	Letter Agreement, dated May 14, 2026, between Kyverna Therapeutics, Inc. and Marc Grasso.
99.1	Press Release, dated May 18, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kyverna Therapeutics, Inc.

Date:	May 18, 2026	By:	/s/ Warner Biddle
Warner Biddle Chief Executive Officer